EXHIBIT 23.2

[LETTERHEAD OF RYDER SCOTT COMPANY, L.P.]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of our name and the information from our report regarding our estimates of reserves and future net revenues from the production and sale of those reserves in the Annual Report on 10–K of Pogo Producing Company for the year ended December 31, 2001 and to the incorporation by reference thereof into Pogo Producing Company’s previously filed Registration Statement File Nos. 33–54969, 333–04233, 333–72129, 333–75105, 333–75105–01, 333–75105–02, 333–74861, 333–42426, 333–42428, 333–60800, 333–67324, 333-59426 and 333–65548.

/s/ RYDER SCOTT COMPANY, L.P.
Ryder Scott Company, L.P.

Houston, Texas
March 12, 2002